As filed with the Securities and Exchange Commission on June 10, 2008.

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

STAGE STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	91-1826900
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas	77025
(Address of Principal Executive Offices)	(Zip Code)

STAGE STORES, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Edward J. Record
Executive Vice President and Chief Financial Officer
10201 Main Street,
Houston, Texas 77025
(Name and Address of Agent For Service)
(800) 579-2302
(Telephone Number, Including Area Code, of Agent For Service )
Copies to: Philip B. Sears, Esq. McAfee & Taft, P.C. 211 North Robinson Oklahoma City, OK 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐

(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Deferred Compensation Obligations(1)	$40,000,000		100%		$40,000,000		$1,572.00
Common Stock, par value $0.01 per share	100,000	(2)	$14.17	(3)	$1,417,000	(3)	$56.00
							$1,628.00

(1)
The Deferred Compensation Obligations are unsecured obligations of Stage Stores, Inc. to pay deferred compensation in the future in accordance with the terms of the Stage Stores, Inc. Nonqualified Deferred Compensation Plan.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend, or similar capital adjustment

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of our common stock, par value $0.01 per share, on June 5, 2008, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*
Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents we filed with the Securities and Exchange Commission (the “Commission”) (File No. 001-14035) are incorporated in and made a part of this Registration Statement by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed on April 1, 2008;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2008, filed on June 6, 2008; and

3.
Our Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed February 5, 2008, February 8, 2008, March 3, 2008, March 4, 2008, March 7, 2008, March 11, 2008, March 13, 2008, March 19, 2008,  April 3, 2008, April 11, 2008, April 24, 2008, May 9, 2008, May 19, 2008,  May 23, 2008, May 30, 2008, June 5, 2008 and June 9, 2008.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Deferred Compensation Obligations

The Deferred Compensation Obligations registered pursuant to this Registration Statement (the “Obligations”) are unsecured general obligations of Stage Stores, Inc. to pay the value of deferred compensation accounts in accordance  with the terms and conditions of the Stage Stores, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).  The following brief description of the Obligations is qualified in its entirety by reference to the terms and conditions of the Plan, which is filed as Exhibit 4.4 to this Registration Statement and incorporated herein by reference.  Unless defined herein, capitalized terms shall have the meaning given them in the Plan.

The Plan provides our executive officers, certain other officers and key employees (a “Participant”) with the opportunity participate in a deferred compensation program that is not qualified under the Internal Revenue Code of 1986, as amended (the “Code”).  Generally the Code and the Employment Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees.  The Plan is intended to allow Participants to defer income on a pre-tax basis.

The Plan is administered by a committee appointed by our Board of Directors (the “Committee”). The Committee has the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules and regulations, to provide and modify administrative forms, and to make all such determinations relating to the Plan as it may deem necessary or appropriate for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or any agreement or document related to the Plan in the manner and to the extent the Committee deems necessary or appropriate to carry the Plan into effect.  The Committee’s interpretation of the Plan, and all decisions and determinations by the Committee with respect to the Plan, will be final and binding on all parties.  The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

The Committee establishes and maintains an Employee Account and an Employer Account for each Participant.  The Committee credits, as a bookkeeping entry, the amount of each Employee Contribution made on behalf of a Participant to that Participant’s Employee Account as soon as administratively feasible following the applicable deferral.  The Committee credits, as a bookkeeping entry, the amount of each Employer Contribution made on behalf of a Participant to that Participant’s Employer Account at such times as determined by the Committee.

The Committee has the authority to determine investment options available for selection by Participants. Each Participant currently has the opportunity to allocate the investment of the funds in his or her Participant Employee Account among fourteen investment options, including our common stock (the “Company Stock Investment Option”).  In the case of the Company Stock Investment Option, the Plan provides the opportunity for increased pre-tax shareholding.

Under the Plan, Participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant.  We have established a grantor trust for the purposes of holding assets to provide benefits to the Participants and, in the case of the Company Stock Investment Option, to facilitate the collection of funds and the purchase of our common stock on the open market at prevailing market rates.

We will match 100% of each Participant’s contributions, up to 10% of the sum of the Participant’s base salary and bonus.  We may, in our sole discretion, make additional contributions in any amount with respect to any Participant as we determine in our sole discretion. Contributions made by a Participant and matching contributions we make are 100% vested at the time they are made.

With the exception of the Company Stock Investment Option, Participants may reallocate their account balances among the available investment options on a daily basis.  With respect to the Company Stock Investment Option, once our common stock has been credited to a Participant’s Employee Account or a Participant’s Employer Account, as the case may be, it may not be transferred or liquidated by the Participant and must remain in the Participant’s Employee Account or the Participant’s Employer Account, as the case may be, until such date as the Participant is no longer our employee and for a period of six (6) months thereafter, at which time the common stock will be transferred to the Participant’s personal brokerage account, as designated at that time by the Participant.

Except for debts owed us by a Participant or a beneficiary of a Participant, no amounts payable or to become payable under the Plan to a Participant or a beneficiary of a Participant shall be subject in any manner to sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to sell, transfer, assign, pledge, encumber or charge the same by a Participant or a beneficiary of a Participant prior to distribution as provided in the Plan will be null and void.

Unless distributed under a hardship distribution, we will distribute a Participant’s Vested Account in the manner set forth in the Plan upon the earlier to occur of the following events: (i) Separation from Service; (ii) Disability; (iii) death or (iv) Change in Control.  A Participant’s Vested Account will be debited in the amount of any distribution made therefrom as of the date of the distribution.

Description of Common Stock

In addition to the deferred compensation obligations which are being registered pursuant to this Registration Statement, this Registration statement also registers the shares of our common stock that may be issued under the Plan in accordance with the terms and conditions of the Plan.  Our common stock has been registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statures

Section 78.7502 of the Nevada Revised Statutes (the “NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not adjudged liable to the corporation, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 78.7502 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not adjudged liable to the corporation, and if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Amended and Restated Bylaws

As permitted by the NRS, Article 5 of our Amended and Restated Bylaws provides that so long as he is not adjudged liable to us we will indemnify any individual made a party to a proceeding because the individual is or was a director or officer against liability and expenses incurred in the proceeding, but only if the individual demonstrates that (a) he or she conducted himself or herself in good faith, and (b) he or she reasonably believed (i) in the case of conduct in his or her official capacity with us, that his or her conduct was in our best interests, (ii) in all other cases, that his or her conduct was at least not opposed to our best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Insurance

We have purchased director and officer liability insurance which insures us for amounts which we are required or permitted to pay as indemnification of directors and certain officers and which insures directors and certain officers against certain liabilities which might be incurred by them in those capacities and for which they are not entitled to indemnification by us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 10th day of June, 2008.

STAGE STORES, INC.

By:	/s/ James R. Scarborough
James R. Scarborough
Chief Executive Officer
(Principal Executive Officer)

STAGE STORES, INC.

By:	/s/ Edward J. Record
Edward J. Record
Executive Vice President and Chief Financial
Officer
(Principal Financial Officer)

STAGE STORES, INC.

By:	/s/ Richard E. Stasyszen
Richard E. Stasyszen
Senior Vice President, Finance and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

*	Director	June 10, 2008	*	Director	June 10, 2008
Alan J. Barocas			William J. Montgoris

*	Director	June 10, 2008	*	Director	June 10, 2008
Michael L. Glazer			Sharon B. Mosse

/s/ Andrew T. Hall	Director	June 10, 2008	/s/ James R. Scarborough	Director	June 10, 2008
Andrew T. Hall			James R. Scarborough

*	Director	June 10, 2008	*	Director	June 10, 2008
John T. Mentzer			David Y. Schwartz

*	Director	June 10, 2008
Margaret T. Monaco

(Constituting a majority of the Board of Directors)

*By:	/s/ Edward J. Record
Edward J. Record
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Stage Stores, Inc. dated June 7, 2007 are incorporated by reference to Exhibit 3.1 of Stage Stores’ Quarterly Report on Form 10-Q (Commission File No. 1-14035) filed September 12, 2007.

4.2
Amended and Restated Bylaws of Stage Stores, Inc. dated March 28, 2007 are incorporated by reference to Exhibit 3.3 of Stage Stores’ Annual Report on Form 10-K (Commission File No, 1-14035) filed April 3, 2007.

4.3
Form of Common Stock Certificate of Stage Stores, Inc. is incorporated by reference to Exhibit 4.1 of Stage Stores’ Registration Statement on Form 10 (Commission File No. 000-21011) filed October 29, 2001.

4.4*	Stage Stores, Inc. Nonqualified Deferred Compensation Plan

5.1*	Opinion of McAfee & Taft A Professional Corporation

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of McAfee & Taft A Professional Corporation (included as part of Exhibit 5.1)

24.1*	Power of Attorney

*   Filed herewith.